Exhibit 99.1

Union First Market Bankshares Completes Branch Acquisition from NewBridge Bancorp

Richmond, Va., May 23, 2011 – Union First Market Bankshares Corporation and NewBridge Bancorp today announced that their respective subsidiary banks have received all necessary regulatory approvals and have closed on the purchase agreement for the NewBridge Bank branch located at 440 South Main Street in Harrisonburg, Virginia.

Union First Market Bankshares is the holding company for Union First Market Bank and NewBridge Bancorp is the holding company for NewBridge Bank.

“This acquisition fits well with our growth plans and helps open up a new banking market for Union First Market Bank,” said G. William Beale, chief executive officer of Union First Market Bankshares. “We’re pleased to welcome our new customers and believe that with our current branch and ATM footprint, the upcoming opening of seven new branches in MARTIN’S Food Markets, as well as the ability to bank on the phone and over the Internet, we offer unparalleled convenience for our community bank customers across Virginia.”

Union First Market Bank acquired deposits of approximately $50.4 million and loans of $72.6 million at book value from NewBridge Bank. Union First Market Bank retained the commercial loan operation team from the branch and all employees of the branch. Union First Market Bank also purchased a real estate parcel owned by NewBridge Bank in Waynesboro.

About Union First Market Bankshares Corporation

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 92 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at http://investors.bankatunion.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

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Contact:

Bill Cimino – VP and Director of Corporate Communications for Union First Market Bank (804) 448-0937